BO-111607.01
                                                                     Appendix 2


                          MASTER PERSONAL TRADING POLICIES AND PROCEDURES

                                    GMO TRUST

                      GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
                              DANCING ELEPHANT, LTD.
                                 GMO AUSTRALIA LTD.
                                GMO AUSTRALIA LLC

                           GMO RENEWABLE RESOURCES LLC
                                  GMO WOOLLEY LTD.

                              Dated January 1, 2001

The Investment Company Act of 1940 provides that every investment adviser must adopt a written Code of Ethics containing provisions reasonably necessary to prevent persons with access to knowledge of any client activities from engaging in trading that is fraudulent or manipulative. Further, investment advisers are obligated to use reasonable diligence and to institute procedures reasonably necessary to prevent violations of the Code. Fraudulent or manipulative practices are defined very broadly, but over time the SEC's focus has been on three concerns: 1) front running, 2) usurping client opportunities and 3) profiting or taking advantage of opportunities that are presented solely as a result of the adviser's business for clients. These Policies and Procedures are intended to summarize in readily understandable form and implement the personal trading policies established by the Code. Persons subject to the provisions of the Code are also required to read the Code and certify to the same. It should be noted that the Code contains certain other provisions with respect to standards of ethical conduct in addition to those specifically relating to personal trading.

Fraudulent or deceptive trading (as so defined) is unlawful regardless of whether a client can demonstrate harm. Further, GMO can be sanctioned for not having sufficient procedures, even if no violations occur. Therefore, it is important that these procedures be taken seriously. Failure to adhere to the procedures will result in disciplinary sanction.

1. What is subject to disclosure upon commencement of employment and annually?

     o Covered Accounts: Identification of all persons, entities and accounts which you, your spouse or minor children own, or over which you exercise control or substantially influence investment decisions ("Covered Accounts").
     o Discretionary Advisors: The name(s) of any discretionary advisors that manage Covered Accounts on your behalf.
     o Brokerage Relationships: Identification and contact information for all brokerage and other investment transaction accounts used by any Covered Account.
     o Corporate or other Directorships/Officers Positions: You must disclose all corporate or other directorships or officer positions held by you.
     o Holdings: Any ownership of covered securities (excluding shares of open-end mutual funds).

         Note:  See Attached Disclosure Form

2. Who and What is subject to Pre-Clearance and Reporting?

     o Purchasing, selling or writing securities (domestic and international), financial commodities or other investment instruments of any kind that are traded in any public or private market must be pre-cleared, unless specifically exempted below.
     o All members, employees and on-site consultants of GMO, GMO Woolley Ltd. (London), GMO Australia Ltd., GMO Australia LLC, Dancing Elephant Ltd. (Berkeley) and GMO Renewable Resources LLC and all other persons meeting the definition of "Access Persons" in the Code are subject to those rules. Any questions in this regard should be immediately directed to the Compliance Department. The term "employee" is used herein to refer to all persons described in this paragraph.
     o Any account owned by an employee, employee's spouse and minor children, and any other account for which an employee controls, or substantially influences the investment decisions ("Covered Accounts").
     o Discretionary Accounts (when an employee has hired another adviser to manage any Covered Account on a discretionary basis) are also subject to pre-clearance reporting unless the Compliance Department has approved other arrangements in advance.

3. What is the process for review of denied trades?

     Conflicts of Interest Committee. A Conflicts of Interest Committee, composed of Scott Eston, Forrest Berkley and Bill Royer, has been established to examine situations where an employee would like to seek exception to pre-clearance denial. The Conflicts of Interest Committee has the power to override pre-clearance denials if, in its absolute discretion, it believes the proposed activity is in no way fraudulent or manipulative. Any employee who would like to bring a request before this Committee should submit a request to the Personal Trading Request Mailbox.

4. What is Exempt from Pre-Clearance and Reporting?

     o    Open-end  mutual  funds  and  other  open-end   investment   vehicles,
          including any of GMO's pooled vehicles
     o    Money market-like instruments
     o Commercial paper and high quality short-term debt instruments1, including repurchase agreements
     o    U.S. Government Securities or futures thereon
     o    Trading in spot currencies
     o    Currency Forward Contracts
     o Commodities and options and futures on commodities (Note: financial commodity contracts are subject to pre-clearance and reporting)
     o    Certain Corporate Actions (see Section II(c)(1)(a))
     o    Exercise of Rights Offerings
     o    Dividend Investment Programs
     o    Miscellaneous (see Section II(c)(1)(b))

5.   What is Exempt from Pre-Clearance but Subject to Reporting?

     o Charity/Gifts. The practice of donating securities to charity is subject to quarterly transaction reporting and annual holdings disclosure.
     o    Futures  and Related  Options on  commercially  available  broad based indexes.
     o    Municipal Bonds
     o    NASDAQ 100 Index Shares (QQQ)
     o    S&P Depository Receipts (SPY)
     o Any discretionary accounts (i) that have been approved by the Compliance Department in advance, and (ii) for which employees arranged for quarterly certification from outsider manager stating that the individual (employee/spouse and/or minor children/account which employee controls) has not influenced the discretionary manager's decisions during the period in question.
     o Exemption for De Minimus Purchases and Sales of Large Market Cap Stocks (does not include IP0s): Purchases or sales of less than $25,000 of common stock of issuers whose market capitalization is greater than $5 billion. If an employee has any question as to whether a transaction qualifies for this exemption, the question should be directed to the Compliance Department. For trades that qualify for this exemption from pre-clearance, you will be asked to report the market capitalization of the security and the source of such information on your quarterly transaction report. You may utilize this exemption once per security during a pre-clearance period. That is, if you have determined that your transaction qualifies for this exemption, you may engage in that transaction once during the five-day pre-clearance window.

6. How to Request Pre-Clearance

     A Quick Reference Guide to the procedures is set forth in Appendix A. Employee must send all requests to the Personal Trading Request Mailbox. All requests are pursued on an anonymous basis. The employee is notified, as soon as possible, whether approval was obtained or denied. If the proposed trade was denied, under no circumstance should the employee effect the trade. If the proposed trade has been approved, the employee has five (5) business days to effect such trade. If the trade is not executed within five (5) business days of the issuance of pre-clearance, the employee must request pre-clearance again.

     Generally, requests to buy or sell a security will be denied if any GMO client or product (a) has purchased or sold that security within 3 calendar days prior to the date of the request or (b) is considering the security for purchase or sale within 15 days after the date of the request. Requests to sell a security short will be denied for the same reasons and also if the security is owned by any of GMO's Active Portfolios.

7. Quarterly Reporting

     All members, employees and on-site consultants will receive a form at each quarter-end on which they are required to report all trades effected during the quarter. Forms are to be completed within 10 calendar days of quarter-end and returned to Quarterly Transaction Reports (centralized mail location in Legal/Compliance). Employees who do not have any trading activity to report for the given quarter are still required to indicate this, sign, and return the form.

See Appendix A "Quick Reference Guide to Pre-Clearance and Quarterly Reporting" and Appendix B "Quarterly Reporting Form".

8. Special Rules for Certain Investment Practices
     o Initial Public Offerings - Prohibited unless compliance officer determines, based upon information provided with a pre-clearance request, that an offering is accessible to general investing public. Determination of public accessibility qualifies for the Conflicts of Interest Committee.
     o Private Placements - Prohibited, but qualify for review by the Conflicts of Interest Committee.

     o Options on Securities - Purchasing options on securities is subject to pre-clearance. The exercise of options is not subject to pre-clearance, but must be recorded on the Quarterly Transaction Report. Writing covered call options is permitted, but subject to pre-clearance requirements.

     o Short-Term Profiting - All employees are prohibited from profiting from the purchase and sale or sale and purchase of the same or equivalent securities within 60 calendar days. Securities exempt from pre-clearance and reporting are not subject to this prohibition. If an employee engages in this practice, any profits earned shall be surrendered to charity, to be approved by the Conflicts of Interest Committee.

     o Short Selling of Securities - All employees are prohibited from the practice of short selling securities that are held in Active Portfolios (International Active, Domestic Active, Emerging Markets and Global Equities). This prohibition does not extend to the activity of shorting futures that are traded on commercially available broad -based indexes. Employees are also prohibited from short selling securities that are owned by accounts within their own area, even if their area is quantitatively (and not "actively") managed. The Compliance Department will review holdings upon a short sale pre-clearance request to determine whether an Active Portfolio holds the security and whether an account managed by the employee's area holds the security.

     o Insider Trading, Market Manipulation, etc. - Transactions involving the use of material non-public information; that are intended to manipulate the price of or to create the appearance of trading in a security; or that are otherwise designated by the Compliance Department as inappropriate are prohibited and do not qualify for the Conflicts of Interest Committee.

9. Brokerage Statements

     All employees are required to disclose to the Compliance Department all their brokerage accounts and relationships and to require such brokers to forward copies of confirmations of account transactions.

10. Violations

     Violation of these policies can result in sanctions ranging from reprimand, disgorgement of profits, suspension of trading privileges and termination of employment or relationship with GMO.

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11. Annual Affirmation and Attestation

     On an annual basis, all employees will be required to certify that they have read, understand and complied with the above policies and procedures.

Revised: February 17, 2000
         June 1, 2000
         January 1, 2001

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1 High  quality  short-term  debt  instrument  means any  instrument  that has a maturity  at  issuance of less than 366 days and that is rated in one of the two
highest  rating  categories  by  a  Nationally  Recognized   Statistical  Rating
Organization.